Exhibit 3.1

EXECUTION VERSION
CONFIDENTIAL

THE COMPANIES LAW (2013 REVISION) OF THE

CAYMAN ISLANDS COMPANY LIMITED BY SHARES

THIRD AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

BEIGENE, LTD.

(Adopted by special resolution on April 20, 2015)

[stamp: General Registry Cayman Islands]

Uploaded: 21-Apr-2015 11:22 EST

Filed: 21-Apr-2015 13:01 EST

THE COMPANIES LAW (2013 REVISION) OF THE

CAYMAN ISLANDS COMPANY LIMITED BY SHARES

THIRD AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

BEIGENE, LTD.

(Adopted by special resolution on April 20, 2015)

1                                        The name of the Company is BeiGene, Ltd.

2                                         The Registered Office of the Company shall be at the offices of Mourant Ozannes Corporate Services (Cayman) Limited, 94 Solaris Avenue, Camana Bay, PO Box 1348, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3                                         The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4                                         The liability of each Member is limited to the amount unpaid on such Member’s shares.

5                                         The share capital of the Company is US$72,000 divided into 500,000,000 Ordinary Shares of a par value of US$0.0001 each, 120,000,000 Series A Preferred Shares of a par value of US$0.0001 each and 100,000,000 Series A-2 Preferred Shares of a par value of US$0.0001 each.

6                                         The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7                                         Capitalised terms that are not defined in this Memorandum of Association bear the respective meanings given to them in the Articles of Association of the Company.

THE COMPANIES LAW (2013 REVISION) OF

THE CAYMAN ISLANDS COMPANY LIMITED

BY SHARES

THIRD AMENDED AND RESTATED ARTICLES OF ASSOCIATION OF

BEIGENE, LTD.

(Adopted by special resolution on April 20, 2015)

1 Interpretation

1.1                               In these Articles Table A in the First Schedule to the Law does not apply and, unless there is something in the subject or context inconsistent therewith:

Accruing Cumulative Dividends	has the meaning given to it in Article 4.1(a).

Additional Investors	means each of the Fidelity Entities, T. Rowe Entities, and United Sheen.

Additional Consideration	has the meaning given to it in Article 4.2(c)(iv).

Additional Ordinary Shares	has the meaning given to it in Article 4.4(a).

Advisory Investor	means each of the Fidelity Entities and the T. Rowe Entities.

Affiliate

means, with respect to any specified person, any other person who, directly or indirectly, controls, is controlled by, or is under common control with such person, including any general partner, managing member, officer or director of such person or any fund now or hereafter existing that is controlled or advised by one or more general partners or managing members of, or shares the same management company with, such person.

Applicable Securities Law

means (a) with respect to any offering of securities in the United States, or any other act or omission within that jurisdiction, the federal securities laws, rules and regulations of the United States, including the Securities Exchange Act of 1934 and the Securities Act of 1933, each as amended, and the rules and regulations promulgated thereunder, and any applicable securities law of any state of the United States, and (b) with respect to any offering of securities in any jurisdiction other than the United States, or any related act or omission in that jurisdiction, the applicable laws, rules and regulations of that jurisdiction related to the offering, sale or listing of securities.

Articles	means these articles of association of the Company.

Auditor	means the person for the time being performing the duties of auditor of the Company (if any).

Automatic Conversion Time	has the meaning given to it in Article 4.3(b).

Available Proceeds	has the meaning given to it in Article 4.2(c)(ii)(B).

BBI Director	means a director of the Company designated by the Lead Investors pursuant to Article 27.1.

BBI Director Approval Matter	has the meaning given to it in Article 29.10.

Board Approval Matter	has the meaning given to it in Article 29.10.

Budget	has the meaning given to it in Article 40.4(c).

Cayman Islands	means the Cayman Islands, a British Overseas Territory.

Capital Shares

means (a) Ordinary Shares and Preferred Shares, (b) Ordinary Shares issued or issuable upon conversion of Preferred Shares, and (c) Ordinary Shares issued or issuable upon exercise or conversion, as applicable, of share options, warrants or other convertible securities of the Company, in each case now owned or subsequently acquired by any Key Holder, any Investor, any Initial Investor or their respective successors or permitted transferees or assigns. For purposes of calculating the number of Capital Shares held by an Investor, Initial Investor or Key Holder (or any other calculation based thereon), all Preferred Shares shall be deemed to have been converted into Ordinary Shares at the then-applicable conversion ratio.

Change of Control

means a transaction or series of related transactions in which a person, or a group of related persons, acquires from Members, Shares representing more than fifty per cent (50%) of the outstanding voting power of the Company.

China Co.

means BeiGene (Beijing) Biotechnology Co., Limited, a subsidiary which is majority owned by HK Co. with its registered address at No. 30 Science Park Road, Zhong-Guan-Cun Life Science Park, Chang Ping District, Beijing 102206, PRC.

CITIC PE	means CB Biotech Investment Limited.

Commission

means (a) with respect to any offering of securities in the United States, the Securities and Exchange Commission of the United States or any other federal agency at the time administering the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, and (b) with respect to any offering of securities in a jurisdiction other than the United States, the regulatory body or bodies of the jurisdiction or the relevant stock exchange with authority to supervise and regulate the offering, sale or listing of securities in that jurisdiction.

Company	means the above named company.

Company Notice

means written notice from the Company notifying the Initial Investors and the selling Key Holders that the Company intends to exercise its Right of First Refusal as to some or all of the Transfer Shares with respect to any Proposed Key Holder Transfer.

Company Undersubscription Notice	has the meaning given to it in Article 8.4(d).

Competitor

means a person engaged, directly or indirectly (including through any partnership, limited liability company, corporation, joint venture or similar arrangement (whether now existing or formed hereafter)), in therapeutic research and development relating to oncology in The People’s Republic of China, but shall not include any financial investment firm or collective investment vehicle that, together with its Affiliates, holds less than twenty percent (20%) of the outstanding equity of any Competitor and does not, nor do any of its Affiliates, have a right to designate any members of the board of directors of any Competitor or any observers to attend the meetings of the board of directors of any Competitor; provided, that no Lead Investor or its Affiliates shall be considered a Competitor and, provided, further, that in the case of each of Hillhouse, CITIC PE, United Sheen and the Fidelity Entities, neither Hillhouse or its Affiliates, CITIC PE or its Affiliates, United Sheen and its Affiliates nor the Fidelity Entities and their respective Affiliates shall be deemed a Competitor due to their investment in any pharmaceutical manufacturing company.

Conversion Notice	has the meaning given to it in Article 4.3(c)(i).

Convertible Securities	has the meaning given to it in Article 4.4(a).

Company Opportunity	has the meaning given to it in Article 27.5(c).

Connected Persons	has the meaning given to it in Article 27.5.

Conversion Price	means, with respect to any series of Preferred Shares, the price at which Ordinary Shares shall be issuable upon conversion of a Share of such series of Preferred Shares.

Corporate Opportunity	has the meaning given to it in Article 27.5(c).

Deemed Liquidation Event	has the meaning given to it in Article 4.2(c)(i).

Derivative Securities	means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Ordinary Shares, including options and warrants.

Directors	means the directors for the time being of the Company.

Dividend	means any dividend (whether interim or final, in cash or in kind) resolved to be paid on Shares pursuant to these Articles.

Dividend Payment Date	has the meaning given to it in Article 4.1(a).

Electronic Record	has the same meaning as in the Electronic Transactions Law.

Electronic Transactions Law	means the Electronic Transactions Law of the Cayman Islands, as amended from time to time.

Exempted Securities	has the meaning given to it in Article 4.4(a).

Exercising Investors	has the meaning given to it in Article 8.4(c).

Fidelity Entities

means, together, Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund; Fidelity Growth Company Commingled Pool, By: Fidelity Management & Trust Co. and Fidelity Mt. Vernon Street Trust: Fidelity Series Growth Company Fund.

FOIA Party

means a person that, in the reasonable determination of the board of Directors, may be subject to, and thereby required to disclose non-public information furnished by or relating to the Company under, the Freedom of Information Act, 5 U.S.C. 552 (“FOIA”), any state public records access law, any state or other jurisdiction’s laws similar in intent or effect to FOIA, or any other similar statutory or regulatory requirement.

Founders	has the meaning given to it in Article 27.1(a).

Fully Exercising ROFO Offeree	has the meaning given to it in Article 8.3(c).

GAAP	has the meaning given to it in Article 40.4(a).

Hillhouse	means Hillhouse BGN Holdings Limited.

Hong Kong	means the Hong Kong Special Administrative Region of The People’s Republic of China.

HK Co.	means BeiGene (Hong Kong) Co., Limited, a subsidiary wholly owned by the Company, whose registered address is c/o NRK Limited, 13/F, Gloucester Tower, The Landmark, 15 Queen’s Road Central, Hong Kong.

Indemnified Person	has the meaning given to it in Article 44.1.

Initial Consideration	has the meaning given to it in Article 4.2(c)(iv).

Initial Investors

means the persons named on Schedule A to the ROFR Agreement, each person to whom the rights of an Initial Investor are assigned pursuant to Subsection 6.5 of the ROFR Agreement, each person who becomes a signatory to the ROFR Agreement pursuant to Subsection 6.4 of the ROFR Agreement and any one of them, as the context may require; provided, however, that any such person shall cease to be considered an Initial Investor for purposes of these Articles at any time such person and his, her or its Affiliates collectively hold fewer than five percent (5%) of the Capital Shares outstanding (as adjusted for any share combination, share split, share dividend, recapitalization or other similar transaction).

Investors	means the persons named on Schedule A to the Investors’ Rights Agreement.

Investor Beneficial Owners	has the meaning given to it in Article 8.3(a).

Investor Directors	means the individual directors designated by the Lead Investors, Hillhouse, CITIC PE and Merck pursuant to Articles 27.1(c), (d), (e) and (f) respectively.

Investor Notice

means written notice from an Initial Investor notifying the Company and the selling Key Holder that such Initial Investor intends to exercise its Secondary Refusal Right as to a portion of the Transfer Shares with respect to any Proposed Key Holder Transfer.

Investor Notice Period	has the meaning given to it in Article 8.4(d).

Investors’ Rights Agreement

means the Second Amended and Restated Investors’ Rights Agreement among the Company, each of the Investors listed on Schedule A thereto, each of the persons listed on Schedule B thereto, and each of the Initial Investors listed on Schedule C thereto, dated April 21, 2015.

Key Holder

means any Key Holder listed on Schedule B to the Investors’ Rights Agreement or the ROFR Agreement, each person to whom the rights of a Key Holder are assigned pursuant to the Investors’ Rights Agreement or the ROFR Agreement, each person who hereafter becomes a signatory to the Investors’ Rights Agreement or the ROFR Agreement pursuant to the terms thereof, and any one of them, as the context may require.

Key Subsidiaries	means HK Co., China Co., BeiGene AUS PTY LTD and any other subsidiary of the Company (other than those that are immaterial) formed after the date hereof.

Law	means the Companies Law of the Cayman Islands as amended from time to time.

Lead Investors	means, collectively, any and all funds advised by Baker Bros. Advisors LP that hold Capital Shares.

Liquidation Amount	has the meaning given to it in Article 4.2(a).

Major Investor

means any Investor that, individually or together with such Investor’s Affiliates, holds at least two percent 2% of the Preferred Shares then outstanding, or an equivalent amount of Ordinary Shares at the then-applicable conversion ratio.

Member	has the same meaning as in the Law.

Memorandum	means the memorandum of association of the Company.

Merck	means Merck Sharp & Dohme Research GmbH (f/k/a Essex Chemie AG), an affiliate of Merck Sharp & Dohme Corp.

Merck Observer	has the meaning given to it in Article 27.7(a).

Merger Agreement	has the meaning given to it in Article 4.2(c)(ii)(A).

New Securities	has the meaning given to it in Article 8.3(a).

Offer Notice	has the meaning given to it in Article 8.3(b).

Options	has the meaning given to it in Article 4.4(a).

Ordinary Resolution

means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a written resolution signed by a simple majority of the Members. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by these Articles.

Ordinary Share	means an ordinary share of US$0.0001 par value each, in the capital of the Company having the rights, benefits and privileges set out in these Articles.

Ordinary Share Dividend Equivalent	has the meaning given to it in Article 4.1(a).

Original Issue Date	means, with respect to a series of Preferred Shares, the date on which the first Preferred Share of such series was issued.

Original Issue Price

means (a) with respect to the Series A Preferred Shares, US$0.675 per share; and (b) with respect to the Series A-2 Preferred Shares, US$1.17 per share, in each case, subject to appropriate adjustment in the event of any share dividend, share split, combination or other similar recapitalization with respect to such series of Preferred Shares.

Participating Investor	has the meaning given to it in Article 8.5(a).

Preferred Shares	means the Series A Preferred Shares and Series A-2 Preferred Shares, collectively.

Prohibited Transfer	has the meaning given to it in Article 8.6(c).

Proposed Key Holder Transfer

means any assignment, sale, offer to sell, pledge, mortgage, hypothecation, encumbrance, disposition of or any other like transfer or encumbering of any Transfer Shares (or any interest therein) proposed by any of the Key Holders.

Proposed Transfer Notice	means written notice from a Key Holder setting forth the terms and conditions of a Proposed Key Holder Transfer.

Pro Rata New Securities	has the meaning given to it in Article 8.3(c).

Prospective Transferee	means any person to whom a Key Holder proposes to make a Proposed Key Holder Transfer.

Purchase and Sale Agreement	has the meaning given to it in Article 8.5(c).

Qualified IPO

means an initial public offering of the Company (or a relevant subsidiary or holding company of the Company) on the New York Stock Exchange, or the Nasdaq Stock Market or any other stock exchange acceptable to the Lead Investors, which initial public offering (i) involves an initial market capitalization of the Company (or a relevant subsidiary or holding company of the Company) of at least US$455,000,000 and (ii) results in aggregate net proceeds to the Company (or a relevant subsidiary or holding company of the Company) of at least US$91,000,000.

Redemption Notice	has the meaning given to it in Article 4.2(c)(ii)(B).

Register of Members	means the register of Members maintained in accordance with the Law and includes (except where otherwise stated) any duplicate register of Members.

Registered Office	means the registered office for the time being of the Company.

Right of Co-Sale	means the right, but not the obligation, of an Initial Investor to participate in a Proposed Key Holder Transfer on the terms and conditions specified in the Proposed Transfer Notice.

Right of First Refusal

means the right, but not the obligation, of the Company to purchase some or all of the Transfer Shares with respect to a Proposed Key Holder Transfer, on the terms and conditions specified in the Proposed Transfer Notice.

ROFO Offeree	means each of the Lead Investors, Hillhouse, CITIC PE, John V. Oyler, Xiaodong Wang, Merck and each Advisory Investor.

ROFR Agreement

means the Second Amended and Restated Right of First Refusal and Co-Sale Agreement among the Company, each of the Initial Investors listed on Schedule A thereto, and each of the Key Holders listed on Schedule B thereto, dated April 21, 2015.

Seal	means the common seal of the Company and includes every duplicate seal.

Secondary Notice

means written notice from the Company notifying the Initial Investors and the selling Key Holder that the Company does not intend to exercise its Right of First Refusal as to any Transfer Shares with respect to any Proposed Key Holder Transfer.

Secondary Refusal Right

means the right, but not an obligation, of each Initial Investor to purchase up to its pro rata portion (based upon the total number of Capital Shares then held by all Initial Investors) of any Transfer Shares not purchased pursuant to the Right of First Refusal, on the terms and conditions specified in the Proposed Transfer Notice.

Securityholders’ Agreement	means the Securityholders’ Agreement among the Company, John V. Oyler, Merck, HK Co. and China Co.

Senior Note	means the Senior Promissory Note having the principal amount of US$10,000,000 issued by the Company to Merck.

Separate Approval Matter	has the meaning given to it in Article 3.2.

Series A Majority	has the meaning given to it in Article 3.2.

Series A Preferred Shares	means Series A Preferred Shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth in these Articles.

Series A-2 Preferred Shares	means Series A-2 Preferred Shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth in these Articles.

Share	means a share in the Company (including a Preferred Share) and includes a fraction of a share in the Company.

Share Purchase Agreement	means the Series A-2 Preferred Share Purchase Agreement among the Company, each of the investors listed on Exhibit A thereto, John V. Oyler, and Xiaodong Wang, dated April 21, 2015.

Special Resolution	has the same meaning as in the Law, and includes a unanimous written resolution.

Strategic Investment

means the issuance by the Company of Capital Shares to a strategic partner or investor that does not hold any of the Company’s securities prior to such issuance and that the Company deems to be of strategic importance to the Company.

Subscription Agreement	has the meaning given to it in Article 9.4.

T. Rowe Entities

means, together, T. Rowe Price Health Sciences Fund, Inc.; TD Mutual Funds — TD Health Sciences Fund; VALIC Company I — Health Sciences Fund; T. Rowe Price Health Sciences Portfolio; John Hancock Variable Insurance Trust — Health Sciences Trust; John Hancock Funds II — Health Sciences Fund; T. Rowe Price New Horizons Fund, Inc.; T. Rowe Price New Horizons Trust and T. Rowe Price U.S.

Equities Trust.

Transfer Shares

means Capital Shares owned by a Key Holder, or issued to a Key Holder after the date hereof (including, without limitation, in connection with any share split, share dividend, recapitalization, reorganization, or the like).

Undersubscription Notice

means written notice from an Initial Investor notifying the Company and the selling Key Holder that such Initial Investor intends to exercise its option to purchase all or any portion of the Transfer Shares not purchased pursuant to the Right of First Refusal or the Secondary Refusal Right.

United Sheen	means United Sheen Limited.

Voting Agreement

means the Second Amended and Restated Voting Agreement among the Company, each of the Investors listed on Schedule A thereto, each of the Key Holders listed on Schedule B thereto, and each of the Initial Investors listed on Schedule C thereto dated April 21, 2015.

1.2 In these Articles:

(a)                                words importing the singular number include the plural number and vice versa;

(b)                                words importing the masculine gender include the feminine gender;

(c)                                 words importing persons include any individual, corporation, partnership, trust, limited liability company, association or any other entity;

(d)                                “written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)                                 “shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)                                  references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)                                 any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)                                the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)                                    headings are inserted for reference only and shall be ignored in construing these Articles;

(j)                                   sections 8 and 19 of the Electronic Transactions Law shall not apply;

(k)                                the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(l)                                     the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2                                         Issue of Shares

2.1                               Subject to the provisions of these Articles, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividend or other distribution, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Law and these Articles) vary such rights.

2.2                               The Company shall not issue Shares to bearer.

2.3                               The Directors may, subject to the terms of the Investors’ Rights Agreement, from time to time allot and issue Preferred Shares on such terms as they shall determine in their absolute discretion and without obtaining the consent of the Members.

3                                         Voting Preferred Shares

3.1                               Each Preferred Share confers the right to receive notice of, attend and vote at any general meeting of Members or any separate class meeting of the holders of Preferred Shares or any series thereof.  Any matter requiring the approval, determination or consent of the holders of Preferred Shares voting as a separate class under these Articles shall, unless otherwise specified herein, be determined by the holders of Preferred Shares then outstanding voting together as a separate class, either at a duly convened class meeting or at the general meeting of the Company, or by consent in writing or otherwise.

3.2                               Subject to compliance with applicable laws and in addition to such other limitations as may be provided in these Articles, unless approved at a meeting or in writing by the holders holding more than fifty percent (50%) of the Preferred Shares held by the holders of Series A Preferred Shares then outstanding voting as a separate class (the “Series A Majority”), the Company shall not approve any matter listed in the Schedule A to these Articles (each a “Separate Approval Matter”). Any approval of Separate Approval Matters without obtaining the approval by Series A Majority shall be void and have no effect.

3.3                               Notwithstanding any other provision of these Articles to the contrary and without prejudice to Article 3.2, where any Separate Approval Matter is being approved by Members without first obtaining the approval by Series A Majority for any reason, with respect to such approval, the holder of each Series A Preferred Share shall be entitled to the number of votes equal to the votes it would be entitled to as calculated pursuant to Article 21.1 multiplied by 10.

4                                         Preferred Shares

4.1                               Dividends

(a)                                Subject to the Law and these Articles, from and after the date of the issue of any Preferred Shares, Dividends at the rate of 8% per annum shall accrue on such Preferred Shares (subject to appropriate adjustment in the event of any share dividend, share split, combination or other similar recapitalization with respect to the Preferred Shares) (the “Accruing Cumulative Dividends”). In addition, holders of each Preferred Share shall also be entitled to (A) in the case of a Dividend on Ordinary Shares or any class or series that is convertible into Ordinary Shares, that Dividend per Share of the relevant series of Preferred Shares as would equal the product of (1) the Dividend payable on each Share of such class or series determined, if applicable, as if all Shares of such class or series had been converted into Ordinary Shares and (2) the number of Ordinary Shares issuable upon conversion of such series of Preferred Shares, in each case calculated on the record date for determination of holders entitled to receive such Dividend or (B) in the case of a Dividend on any class or series that is not convertible into Ordinary Shares, at a rate per Share of the relevant series of Preferred Shares determined by (1) dividing the amount of the Dividend payable on each Share of such class or series of Shares by the original issue price of such class or series of Shares (subject to appropriate adjustment in the event of any share dividend, share split, combination or other similar recapitalization with respect to such class or series) and (2) multiplying such fraction by an amount equal to the applicable Original Issue Price (the Dividends payable under (A) or (B), the “Ordinary Share Dividend Equivalent”); provided that if the Company declares, pays or sets aside, on the same date, a Dividend on more than one class or series of Shares, the Dividend payable to the holders of Preferred Shares pursuant to this sentence shall be calculated based upon the Dividend on the class or series of Shares that would result in the highest Preferred Share Dividend. Accruing Cumulative Dividends shall be paid in cash, and be deemed to accrue from day to day in arrears, whether or not declared, and shall be cumulative; provided, however, that except as set forth in the following sentence of this Article 4.1(a) or in Article  4.2(a), such Accruing Cumulative Dividends shall be payable only when, as, and if declared by the Directors and the Company shall be under no obligation to pay such Accruing Cumulative Dividends; provided, further, that to the extent not paid on the last day of March, June, September and December of each calendar year (each such date, a “Dividend Payment Date”), all accrued Accruing Cumulative Dividends shall accumulate and compound on the applicable Dividend Payment Date whether or not declared by the Directors and shall remain accumulated, compounding Dividends until declared and paid.  The Company shall not declare, pay or set aside any Dividends on any other class or series of Shares or any other equity securities unless (in addition to the obtaining of any consents required elsewhere in these Articles, if any) the holders of the Preferred Shares then outstanding shall first receive, or simultaneously receive, a Dividend on each outstanding Preferred Share in an amount at least equal to the amount of the aggregate (i) Accruing Cumulative Dividends then accrued on such Preferred Shares and not previously paid plus (ii) the Ordinary Share Dividend Equivalent payable as a result of such Dividends.

(b)                                The Directors may, before declaring any Dividends or distributions, set aside such sums as they think proper as a reserve or reserves which shall at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the like discretion, be employed in the business of the Company.

4.2                               Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales

(a)                                 Preferential Payments to Holders of Preferred Shares.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or Deemed Liquidation Event, the holders of Preferred Shares then outstanding shall be entitled to be paid out of the assets of the Company available for distribution (after payment out to all parties preferred by Law) to its Members before any payment shall be made to the holders of any other class of Shares by reason of their ownership thereof, an amount per Share equal to the greater of (i) the applicable Original Issue Price, plus any Accruing Cumulative Dividends accrued but unpaid thereon, whether or not declared, together with any other Dividends declared but unpaid thereon or (ii) such amount per Share as would have been payable had all Preferred Shares been converted into Ordinary Shares pursuant to Article 4.3 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event (the amount payable pursuant to this sentence is hereinafter referred to as the “Liquidation Amount”).  If upon any such liquidation, dissolution or winding up of the Company or Deemed Liquidation Event, the assets of the Company available for distribution to its Members shall be insufficient to pay the holders of Preferred Shares the full amount to which they shall be entitled under this Article 4.2(a), the holders of Preferred Shares shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the Preferred Shares held by them upon such distribution if all amounts payable on or with respect to such Shares were paid in full.

(b)                                 Payments to Holders of Ordinary Shares.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or Deemed Liquidation Event, after payment out to all parties preferred by Law and the payment of all preferential amounts required to be paid to the holders of Preferred Shares in accordance with Article 4.2(a), the remaining assets of the Company available for distribution to its Members shall be distributed among the holders of Ordinary Shares, pro rata based on the number of Ordinary Shares held by each such holder.

(c)                                  Deemed Liquidation Events.

(i)                                     Definition.  Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of at least 80.63% of the outstanding Preferred Shares elect otherwise by written notice sent to the Company at least ten (10) days prior to the effective date of any such event:

(A)       a merger or consolidation in which

1.              the Company is a constituent party or

2.              a subsidiary of the Company is a constituent party and the Company issues Shares pursuant to such merger or consolidation,

except any such merger or consolidation involving the Company or a subsidiary in which the Shares outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for Shares that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the share capital of (1) the surviving or resulting company; or (2) if the surviving or resulting company is a wholly owned subsidiary of another company immediately following such merger or consolidation, the parent company that controls such surviving or resulting company; or

(B)                               the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company.

(ii)                                  Effecting a Deemed Liquidation Event.

(A)                               The Company shall not have the power to effect a Deemed Liquidation Event referred to in Article 4.2(c)(i) unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the Members shall be allocated among the holders of Shares of the Company in accordance with Articles 4.2(a) and 4.2(b).

(B)                               In the event of a Deemed Liquidation Event referred to in Articles 4.2(c)(i)(A)(2) or 4.2(c)(i)(B), if the Company does not effect a dissolution of the Company under the applicable law within thirty (30) days after such Deemed Liquidation Event, then (i) the Company shall send a written notice to each holder of Preferred Shares no later than the thirtieth (30th) day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following Article to require the redemption of such Preferred Shares, and (ii) unless the holders of at least 80.63% of the then outstanding Preferred Shares request otherwise in a written instrument delivered to the Company not later than sixty (60) days after such Deemed Liquidation Event, the Company shall use the consideration received by the Company for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Directors), together with any other assets of the Company available for distribution to its Members, all to the extent permitted by applicable laws governing distributions to Members (the “Available Proceeds”), on the ninetieth (90th) day after such Deemed Liquidation Event, to redeem all outstanding Preferred Shares at a price per Share equal to the applicable Liquidation Amount.  Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding Preferred Shares, the Company shall ratably redeem each holder’s Preferred Shares to the fullest extent of such Available Proceeds, and shall redeem the remaining Shares as soon as it may lawfully do so pursuant to  the Law.  The Company shall send written notice of such redemption (the “Redemption Notice”) to each holder of record of Preferred Shares not less than thirty (30) days prior to the date of such redemption.  Each Redemption Notice shall state the number of Preferred Shares held by the holder that the Company shall redeem, date of redemption and the applicable redemption price, the date upon which the holder’s right to convert such Preferred Shares terminates (as determined in accordance with Article 4.3) and for holders of Preferred Shares in certificated form, that the holder is to surrender to the Company, in the manner and at the place designated, his, her or its certificate or certificates representing the Preferred Shares to be redeemed.  On or before the date of redemption, each holder of Preferred Shares to be redeemed on such Redemption Date, unless such holder has exercised his, her or its right to convert such Preferred Shares as provided in Article 4.3, shall, if a holder of Preferred Shares in certificated form, surrender the certificate or certificates representing such Preferred Shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate) to the Company, in the manner and at the place designated in the Redemption Notice, and thereupon the redemption price for such Preferred Shares shall be payable to the order of the person whose name appears on the Register of Members.  In the event less than all of the Preferred Shares represented by a certificate are redeemed, a new certificate, instrument, or book entry representing the unredeemed Preferred Shares shall promptly be issued to such holder.  If the Redemption Notice shall have been duly given, and if on the date of redemption the redemption price payable upon redemption of the Preferred Shares to be redeemed on such date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that any certificates evidencing any of the Preferred Shares so called for redemption shall not have been surrendered, Dividends with respect to such Preferred Shares shall cease to accrue after such date and all rights with respect to such Preferred Shares shall forthwith after the date terminate, except only the right of the holders to receive the redemption price without interest upon surrender of any such  certificate or certificates therefor.  Prior to the distribution or redemption provided for in this Article 4.2(c)(ii)(B), the Company shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event or in the ordinary course of business.

(iii)                               Amount Deemed Paid or Distributed.  The amount deemed paid or distributed to the holders of Shares upon any Deemed Liquidation Event or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Company or the acquiring person, firm or other entity.  The value of such property, rights or securities shall be determined in good faith by the Directors in consultation with the Lead Investors.

(iv)                              Allocation of Escrow and Contingent Consideration. In the event of a Deemed Liquidation Event pursuant to Article 4.2(c)(i)(A)(1), if any portion of the consideration payable to the Members is payable only upon satisfaction of contingencies (the “Additional Consideration”), the Merger Agreement shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of Shares in accordance with Articles 4.2(a) and 4.2(b) as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and (b) any Additional Consideration which becomes payable to the Members upon satisfaction of such contingencies shall be allocated among the holders of Shares in accordance with Articles 4.2(a) and 4.2(b) after taking into account the previous payment of the Initial Consideration as part of the same transaction.  For the purposes of this Article 4.2(c)(iv), consideration placed into escrow or retained as holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration.

4.3                                 Conversion

The holder of a Preferred Share shall have the following conversion rights and obligations:

(a)                                Optional Conversion. Unless converted earlier in accordance with Article 4.3(b) below, each Preferred Share shall be convertible at the option of the holder at any time, and without the payment of additional consideration by the holder thereof, after the Original Issue Date into such number of fully paid and non-assessable Ordinary Shares as determined by dividing the applicable Original Issue Price by the applicable Conversion Price, determined as hereinafter provided, in effect at the time of the conversion.  The Conversion Price for any series of Preferred Shares shall initially be equal to the applicable Original Issue Price for such series. Such initial Conversion Price, and the rate at which Preferred Shares may be converted into Ordinary Shares, shall be subject to adjustment as provided in Article 4.4. Upon conversion of the Preferred Shares pursuant to this Article 4.3(a), all unpaid, cumulative Dividends on the Preferred Shares shall no longer be payable.

(b)                                Automatic Conversion. All outstanding Preferred Shares shall automatically be converted into Ordinary Shares at the then effective applicable Conversion Price upon (i) the closing of a Qualified IPO or (ii) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least 80.63% of the then outstanding Preferred Shares (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Automatic Conversion Time”). In the event of the automatic conversion of the Preferred Shares pursuant to the foregoing clause (i) of this Article 4.3(b), the person(s) entitled to receive the Ordinary Shares issuable upon such conversion of Preferred Shares shall not be deemed to have converted such Preferred Shares until immediately prior to the closing of the Qualified IPO.  Upon conversion of the Preferred Shares pursuant to this Article 4.3(b), all unpaid, cumulative Dividends on the Preferred Shares shall no longer be payable.

(c)                                 Mechanics of Conversion. No fractions of Ordinary Shares shall be issued upon conversion of any Preferred Shares.  In lieu of any fractional Shares to which the holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the then effective applicable Conversion Price.  Whether or not fractional Shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of such series of Preferred Shares the holder is at the time converting into Ordinary Shares and the aggregate number of Ordinary Shares issuable upon such conversion.

(i)                                     Mechanics of Optional Conversion. In order for a holder of Preferred Shares to voluntarily convert Preferred Shares into Ordinary Shares pursuant to Article 4.3(a), such holder shall (A) provide written notice to the Registered Office of the Company that such holder elects to convert all or any number of such holder’s Preferred Shares (a “Conversion Notice”), the number of Shares of each series of Preferred Shares that the holder wishes to convert and, if applicable, any event on which such conversion is contingent, and (B) if such holder’s Preferred Shares are certificated, surrender the certificate or certificates for such Preferred Shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate). The Conversion Notice shall state the holder’s name or the names of the nominees in which such holder wishes the Ordinary Shares to be issued.  If required by the Company, any certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder or his, her or its attorney duly authorised in writing.  On the date of receipt by the Registered Office of the Company of the Conversion Notice and, if applicable, the certificates (or lost certificate affidavit and agreement), the Register of Members shall be updated to show that the converted Preferred Shares have been redeemed and all rights with respect to the Preferred Shares so converted will terminate, with the exception of the rights of the holders thereof to receive Ordinary Shares (which shall be recorded as issued to such holder in the Register of Members) and certificates for the number of Ordinary Shares into which such Preferred Shares have been converted and a cheque denominated in U.S. dollars payable to the holder in the amount of any cash amounts payable (if any) as the result of a conversion into fractional Ordinary Shares.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such receipt of the Conversion Notice, and if applicable, the surrender of the certificate or certificates representing the Preferred Shares to be converted, and the person or persons entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares on such date.  As soon as practicable after the conversion, the Company shall issue and deliver to such holder of Preferred Shares a certificate or certificates for the number of Ordinary Shares to which the holder is entitled pursuant to this Article 4.3 and a cheque denominated in U.S. dollars payable to the holder in the amount of any cash amounts payable (if any) as the result of a conversion into fractional Ordinary Shares.

(ii)                                  Mechanics of Automatic Conversion. All holders of record of Preferred Shares shall be sent written notice of the Automatic Conversion Time and the place designated for automatic conversion of all such Preferred Shares pursuant to Article 4.3(b).  Such notice need not be sent in advance of the occurrence of the Automatic Conversion Time.  Notice shall be sent to each holder of record of the Preferred Shares at such holder’s address appearing on the Register of Members.  After receipt of such notice, each holder of Preferred Shares in certificated form shall surrender his, her or its certificate or certificates for all such Preferred Shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate) to the Company at the place designated in such notice.  If so required by the Company, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder or by his, her or its attorney duly authorised in writing.  All rights with respect to the Preferred Shares converted pursuant to Article 4.3(b), including the rights, if any, to receive notices and vote (other than as a holder of Ordinary Shares), will terminate at the Automatic Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender any certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of any certificate or certificates of such holders (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Article 4.3(c)(ii).  At the Automatic Conversion Time, the Register of Members shall be updated to show that the converted Preferred Shares have been redeemed and all rights with respect to the Preferred Shares so converted will terminate, with the exception of the rights of the holders thereof, if applicable, upon surrender of the certificate or certificates therefor, to receive Ordinary Shares (which shall be recorded as issued to such holder in the Register of Members) and certificates for the number of Ordinary Shares into which such Preferred Shares have been converted and a cheque denominated in U.S. dollars payable to the holder in the amount of any cash amounts payable (if any) as the result of a conversion into fractional Ordinary Shares. As soon as practicable after the Automatic Conversion Time and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for Preferred Shares, the Company shall issue and deliver to such holder a certificate or certificates for the number of Ordinary Shares to which the holder is entitled pursuant to this Article 4.3 and a cheque denominated in U.S. dollars payable to the holder in the amount of any cash amounts payable (if any) as the result of a conversion into fractional Ordinary Shares.

(iii)                               Manner of Conversion. The Directors of the Company may effect such conversion in any manner available under applicable law, including redeeming or repurchasing the relevant Preferred Shares and applying the proceeds thereof towards payment for the new Ordinary Shares.  For purposes of the repurchase or redemption, the Directors may, subject to the Company being able to pay its debts in the ordinary course of business, make payments out of its capital.

(d)                                Reservation of Ordinary Shares Issuable Upon Conversion.  The Company shall at all times keep available out of its authorised but unissued Ordinary Shares solely for the purpose of effecting the conversion of the Preferred Shares such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares, and if at any time the number of authorised but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Preferred Shares, in addition to such other remedies as shall be available to the holder of such Preferred Shares, the Company and its Members will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorised but unissued Ordinary Shares to such number of Ordinary Shares as shall be sufficient for such purposes.

(e)                                 No Further Adjustment.  Upon any such conversion, no adjustment to the applicable Conversion Price shall be made for any declared but unpaid Dividends on any Preferred Shares that are surrendered for conversion or on the Ordinary Shares delivered upon conversion.

(f)                                  Taxes. The Company shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of Ordinary Shares upon conversion of Preferred Shares pursuant to this Article 4.  The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of Ordinary Shares in a name other than that in which the Preferred Shares so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid.

(g)                                 Termination of Conversion Rights.  In the event of a liquidation, dissolution or winding up of the Company or a Deemed Liquidation Event, the conversion right set forth in Article 4.3(a) shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Preferred Shares.

4.4                                 Adjustments to Conversion Price for Diluting Issues.

(a)                                   Special Definitions.  For purposes of this Article 4.4, the following definitions shall apply:

(i)                                     Options mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Ordinary Shares or Convertible Securities.

(ii)                                  Convertible Securities mean any evidences of indebtedness, Shares or other securities directly or indirectly convertible into or exchangeable for Ordinary Shares, but excluding Options.

(iii)                               Additional Ordinary Shares mean all Ordinary Shares (including reissued Shares) issued (or, pursuant to Article 4.4(c), deemed to be issued) by the Company after the date of these Articles, other than (1) the following Ordinary Shares and (2) Ordinary Shares deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):

(A)                               Ordinary Shares, Options or Convertible Securities issued as a Dividend or distribution on Preferred Shares;

(B)                               Ordinary Shares, Options or Convertible Securities issued by reason of a Dividend, share split, split-up or other distribution on Ordinary Shares that is covered by Article 4.5, 4.6, 4.7 or 4.8;

(C)                               Ordinary Shares or Options issued to employees or directors of, or consultants or advisors to, the Company or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Directors, in an amount up to 40,100,000 Ordinary Shares (for the sake of clarity, this amount shall not include the Ordinary Shares or Options issued pursuant to Article 4.4(a)(D));

(D)                               Ordinary Shares or Options issued to John V. Oyler as chief executive officer of the Company or any of its subsidiaries in connection with the execution of his employment agreement described in Section 5.2(d) of the Investors’ Rights Agreement, in an amount to be agreed by the Initial Investors;

(E)                                Ordinary Shares or Convertible Securities actually issued upon the exercise of Options or Ordinary Shares actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issue is pursuant to the terms of such Option or Convertible Security;

(F)                                 Ordinary Shares, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Directors including both of the Directors nominated by the Lead Investors;

(G)                               Ordinary Shares, Options or Convertible Securities issued to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Directors including both of the Directors nominated by the Lead Investors;

(H)                              Ordinary Shares, Options or Convertible Securities issued pursuant to the acquisition of another corporation by the Company by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided that such issuances are approved by the board of Directors of the Company, including both of the Directors nominated by the Lead Investors, and do not exceed an aggregate of 24,000,000 Ordinary

Shares (including shares underlying (directly or indirectly) any such Options or Convertible Securities;

(I)                                   any securities issued pursuant to a Qualified IPO; or

(J)                                   Ordinary Shares issued upon conversion of the Preferred Shares authorised herein.

(b)                                 No Adjustment of Conversion Price.  No adjustment under this Article 4.4 to the (i) Conversion Price for any Series A Preferred Shares shall be made if at least 78.91% of the then outstanding Series A Preferred Shares so agree in writing and (ii) Conversion Price for any Series A-2 Preferred Shares shall be made if at least 83.05% of the then outstanding Series A-2 Preferred Shares so agree in writing.

(c)                                  Deemed Issue of Additional Ordinary Shares.

(i)                                     If the Company at any time or from time to time after the date of these Articles shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of Ordinary Shares (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Ordinary Shares issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(ii)                                  If the terms of any Option or Convertible Security, the issue of which resulted in an adjustment to any applicable Conversion Price pursuant to the terms of Article 4.4(d), are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of Ordinary Shares issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Company upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the applicable Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such applicable Conversion Price as would have obtained had such revised terms been in effect upon the original date of issue of such Option or Convertible Security.  Notwithstanding the foregoing, no readjustment pursuant to this Article 4.4(c)(ii) shall have the effect of increasing the applicable Conversion Price to an amount which exceeds the lower of (1) the applicable Conversion Price in effect immediately prior to the original adjustment made as a result of the issue of such Option or Convertible Security, or (2) the applicable Conversion Price that would have resulted from any issues of Additional Ordinary Shares (other than deemed issues of Additional Ordinary Shares as a result of the issue of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(iii)                               If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issue of which did not result in an adjustment to any applicable Conversion Price pursuant to the terms of Article 4.4(d) (either because the consideration per Share (determined pursuant to Article 4.4(e)) of the Additional Ordinary Shares subject thereto was equal to or greater than such Conversion Price then in effect, or because such Option or Convertible Security was issued before the Original Issue Date), are revised after the Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or

Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of Ordinary Shares issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Company upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Ordinary Shares subject thereto (determined in the manner provided in Article 4.4(c)(i) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(iv)                              Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issue or upon a revision of its terms) in an adjustment to any applicable Conversion Price pursuant to the terms of Article 4.4(d), such applicable Conversion Price shall be readjusted to such applicable Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(v)                                 If the number of Ordinary Shares issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Company upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the applicable Conversion Price provided for in this Article 4.4(c) shall be effected at the time of such issue or amendment based on such number of Shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in Articles 4.4(c)(ii) and 4.4(c)(iii)).  If the number of Ordinary Shares issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Company upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the applicable Conversion Price that would result under the terms of this Article 4.4(c) at the time of such issue or amendment shall instead be effected at the time such number of Shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to such applicable Conversion Price that such issue or amendment took place at the time such calculation can first be made.

(d)                                Adjustment of Conversion Price Upon Issue of Additional Ordinary Shares. In the event the Company shall at any time after the Original Issue Date issue Additional Ordinary Shares (including Additional Ordinary Shares deemed to be issued pursuant to Article 4.4(c)), without consideration or for a consideration per Share less than the Conversion Price for any series of Preferred Shares in effect immediately prior to such issue, then such applicable Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1*  (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

(a)                                 “CP2” shall mean such applicable Conversion Price in effect immediately after such issue of Additional Ordinary Shares;

(b)                                 “CP1” shall mean such applicable Conversion Price in effect immediately prior to such issue of Additional Ordinary Shares;

(c)                                  “A” shall mean the number of Ordinary Shares issuable upon conversion of the Preferred Shares of the relevant series outstanding immediately prior to such issue of Additional Ordinary Shares;

(d)                                 “B” shall mean the number of Ordinary Shares that would have been issued if such Additional Ordinary Shares had been issued at a price per Share equal to CP1 (determined by dividing the aggregate consideration received by the Company in respect of such issue by CP1); and

(e)                                  “C” shall mean the number of such Additional Ordinary Shares issued, or deemed issued, in such transaction.

(e)                                 Determination of Consideration.  For purposes of this Article 4.4, the consideration received by the Company for the issue or deemed issue of any Additional Ordinary Shares shall be computed as follows (in any event being not less than par value):

(i)                                     Cash and Property.  Except as provided in clause (ii) below, such consideration shall:

(A)       insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company, excluding amounts paid or payable for accrued interest;

(B)       insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Directors in consultation with the Lead Investors; and

(C)       in the event Additional Ordinary Shares are issued or deemed issued together with other Shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Directors in consultation with the Lead Investors.

(ii)                                  Options and Convertible Securities.  The consideration per Share received by the Company for Additional Ordinary Shares deemed to have been issued pursuant to Article 4.4(c), relating to Options and Convertible Securities, shall be determined by dividing:

(A)                               The total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(B)                               The maximum number of Ordinary Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

(f)                                   Multiple Closing Dates.  In the event the Company shall issue on more than one date Additional Ordinary Shares that are a part of one transaction or a series of related transactions and that would result in an adjustment to any applicable Conversion Price pursuant to the terms of Article 4.4(d), and such issue dates occur within a period of no more than ninety (90) days from the first such issue to the final such issue, then, upon the final such issue, such applicable Conversion Price shall be readjusted to give effect to all such issues as if they occurred on the date of the first such issue (and without giving effect to any additional adjustments as a result of any such subsequent issues within such period).

4.5                               Adjustment for Share Splits and Combinations.  If the Company shall at any time or from time to time after the date of these Articles effect a subdivision of the outstanding Ordinary Shares, each applicable Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of Ordinary Shares issuable on conversion of each Share of the relevant series of Preferred Shares shall be increased in proportion to such increase in the aggregate number of Ordinary Shares outstanding.  If the Company shall at any time or from time to time after the date of these Articles combine the outstanding Ordinary Shares, each applicable Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of Ordinary Shares issuable on conversion of each Share of the relevant series of Preferred Shares shall be decreased in proportion to such decrease in the aggregate number of Ordinary Shares outstanding.  Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

4.6                               Adjustment for Certain Dividends and Distributions.  In the event the Company at any time or from time to time after the date of these Articles shall make or issue, or fix a record date for the determination of holders of Ordinary Shares entitled to receive, a Dividend or other distribution payable on the Ordinary Shares in additional Ordinary Shares, then and in each such event each applicable Conversion Price in effect immediately before such event shall be decreased as of the time of such issue or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying such applicable Conversion Price then in effect by a fraction:

(A)       the numerator of which shall be the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issue or the close of business on such record date, and

(B)       the denominator of which shall be the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issue or the close of business on such record date plus the number of Ordinary Shares issuable in payment of such Dividend or distribution.

Notwithstanding the foregoing (1) if such record date shall have been fixed and such Dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, each applicable Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter each applicable Conversion Price shall be adjusted pursuant to this Article 4.6 as of the time of actual payment of such Dividends or distributions; and (2) no such adjustment shall be made if the holders of the applicable series of Preferred Shares simultaneously receive a Dividend or other distribution of Ordinary Shares in a number equal to the number of Ordinary Shares as they would have received if all outstanding Shares of such series of Preferred Shares had been converted into Ordinary Shares on the date of such event.

4.7                               Adjustments for Other Dividends and Distributions.  In the event the Company at any time or from time to time after the date of these Articles shall make or issue, or fix a record date for the determination of holders of Ordinary Shares entitled to receive, a Dividend or other distribution payable in securities of the Company (other than a distribution of Ordinary Shares in respect of outstanding Ordinary Shares) or in other property and the provisions of Article 4.6 do not apply to such Dividend or distribution, then and in each such event the holders of Preferred Shares shall receive, simultaneously with the distribution to the holders of Ordinary Shares, a Dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding Preferred Shares had been converted into Ordinary Shares on the date of such event.

4.8                               Adjustment for Merger or Reorganization, etc.  Except for Deemed Liquidation Events for which holders of Preferred Shares are entitled to Liquidation Amounts pursuant to Article 4.2(c), if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Company in which the Ordinary Shares (but not the Preferred Shares) are converted into or exchanged for securities, cash or other property (other than a transaction covered by Article 4.4, 4.6 or 4.7), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each Preferred Share shall thereafter be convertible in lieu of the Ordinary Shares into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of Ordinary Shares of the Company issuable upon conversion of one Share of such series of Preferred Shares immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Directors) shall be made in the application of the provisions in this Article 4 with respect to the rights and interests thereafter of the holders of the Preferred Shares, to the end that the provisions set forth in this Article 4 (including provisions with respect to changes in and other adjustments of the applicable Conversion Price for each series of Preferred Shares) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Preferred Shares.

4.9                               Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of any applicable Conversion Price pursuant to this Article 4, the Company at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Shares a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which each Preferred Share of the series held by such holder is convertible) and showing in detail the facts upon which such adjustment or readjustment is based.  The Company shall, as promptly as reasonably practicable after the written request at any time of any holder of Preferred Shares (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the applicable Conversion Prices then in effect for Preferred Shares of the series held by such holder, and (ii) the number of Ordinary Shares and the amount, if any, of other securities, cash or property which then would be received upon the conversion of such Preferred Shares.

4.10                        Notice of Record Date.  In the event:

(a)         the Company shall take a record of the holders of its Ordinary Shares (or other Shares or securities at the time issuable upon conversion of the Preferred Shares) for the purpose of entitling or enabling them to receive any Dividend or other distribution, or to receive any right to subscribe for or purchase any Shares of any class or any other securities, or to receive any other security;

(b)         of any capital reorganization of the Company, any reclassification of the Ordinary Shares, or any Deemed Liquidation Event; or

(c)          of the voluntary or involuntary dissolution, liquidation or winding-up of the Company,

then, and in each such case, the Company will send or cause to be sent to the holders of the Preferred Shares a notice specifying, as the case may be, (i) the record date for such Dividend, distribution or right, and the amount and character of such Dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Ordinary Shares (or such other Shares or securities at the time issuable upon the conversion of the Preferred Shares) shall be entitled to exchange their Ordinary Shares (or such other Shares or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up and the amount per Share and character of such exchange applicable to the applicable series of Preferred Shares and the Ordinary Shares.  Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice.

5                                           Register of Members

The Company shall maintain or cause to be maintained the Register of Members in accordance with the Law.

6                                          Closing Register of Members or Fixing Record Date

6.1                              For the purpose of determining Members entitled to notice of, or to vote at any meeting of

Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

6.2                              In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

6.3                              If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

7                                          Certificates for Shares

7.1                              A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and subject to these Articles no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

7.2                              The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

7.3                              If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

7.4                              Every share certificate sent in accordance with these Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

8                                           Transfer of Shares

8.1                              Shares are transferable subject to the consent of the Directors who shall decline to register any transfer of Shares made in violation of the Investors’ Rights Agreement, the ROFR Agreement and the other provisions of this Article 8, but shall not otherwise refuse to transfer any Shares (a) upon the receipt by the Company of a duly executed instrument of transfer signed on behalf of the transferor in accordance with Article 8.2, or (b) when transferred in accordance with Article 8.6(b).

8.2                              The instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee). The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8.3                              Right of First Offer.

(a)         Subject to the terms and conditions of this Article 8.3 and Applicable Securities Laws, if the Company proposes to offer or sell any equity securities of the Company, whether or not currently authorised, and any Derivative Securities, other than the Series A-2 Preferred Shares to be issued pursuant to the Share Purchase Agreement (collectively, “New Securities”), the Company shall first offer such New Securities to each of the ROFO Offerees. The ROFO Offerees shall be entitled to apportion the right of first offer hereby granted to them in such proportions as they deem appropriate, among themselves and their respective Affiliates and, in the case of ROFO Offerees that are Initial Investors, beneficial interest holders, such as limited partners, members or any other Person having “beneficial ownership,” as such term is defined in Rule 13d-3 promulgated under the Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, of such Initial Investor (“Investor Beneficial Owners”); provided that each such Affiliate or Investor Beneficial Owner (x) is not a Competitor or FOIA Party, unless such party’s purchase of New Securities is otherwise consented to by the board of Directors, (y) agrees to enter into the Investors’ Rights Agreement and each of the Voting Agreement and the ROFR Agreement (provided that any Competitor or FOIA Party shall not be entitled to any rights under Articles 8.3, 40.2 and 40.4 through 40.6) and (z) agrees to purchase at least such number of New Securities as are allocable hereunder to the ROFO Offeree holding the fewest number of Preferred Shares and any other Derivative Securities; provided that the Lead Investors shall collectively be entitled to apportion their rights of first offer among themselves and up to 10 of their Affiliates or Investor Beneficial Owners without such Affiliates or Investor Beneficial Owners agreeing to purchase any minimum number of New Securities.

(b)         The Company shall give notice (the “Offer Notice”) to each of the ROFO Offerees, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

(c)          By notification to the Company within twenty (20) days after the Offer Notice is given pursuant to Article 8.3(b), each of the ROFO Offerees may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to (i) that portion of such New Securities (the “Pro Rata New Securities”) which equals the proportion that the Ordinary Shares then held by such ROFO Offeree (including Ordinary Shares then issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Shares and any other Derivative Securities then held by such ROFO Offeree) bears to the total Ordinary Shares of the Company then outstanding (assuming full conversion and/or exercise, as applicable, of all Preferred Shares and other Derivative Securities) or (ii) only in the case of the Initial Investors, and if and only if the offer price of the New Securities, measured in reference to Ordinary Shares, is equal to or lower than the price per Ordinary Share paid by any such ROFO Offeree (calculated based on the price per Preferred Share paid by such ROFO Offeree as adjusted using the then-applicable conversion ratio), 150% of the Pro Rata New Securities with the Pro Rata New Securities of each other ROFO Offeree being correspondingly reduced.  At the expiration of such twenty (20) day period, the Company shall promptly notify each ROFO Offeree (excluding any Advisory Investors) that elects to purchase or acquire all the shares available to it (each, a “Fully Exercising ROFO Offeree”) of any other ROFO Offeree’s (excluding any Advisory Investors) failure to do likewise.  During the ten (10) day period commencing after the Company has given such notice, each Fully Exercising ROFO Offeree (excluding any Advisory Investors) may, by giving notice to the Company, elect to purchase or acquire, in addition to the number of shares specified above, up to that portion of the New Securities for which other ROFO Offerees were entitled to subscribe but that were not subscribed for by such ROFO Offerees which is equal to the proportion that the Ordinary Shares issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of Preferred Shares and any other Derivative Securities then held, by such Fully Exercising ROFO Offeree (excluding any Advisory Investors)  bears to the Ordinary Shares issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Shares and any other Derivative Securities then held, by all Fully Exercising ROFO Offerees (excluding any Advisory Investors) who wish to purchase such unsubscribed shares.  The closing of any sale pursuant to this Article 8.3(c) shall occur within the later of ninety (90) days of the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Article 8.3(d).

(d)         If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Article 8.3(c), the Company may, during the ninety (90) day period following the expiration of the periods provided in Article 8.3(c), offer and sell the remaining unsubscribed portion of such New Securities to any person or persons at a price not less than, and upon terms no more favourable to the offeree than, those specified in the Offer Notice.  If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the ROFO Offerees in accordance with this Article 8.3.

(e)          The right of first offer in this Article 8.3 shall not be applicable to (i) Exempted Securities; (ii) Ordinary Shares issued in the Qualified IPO; and (iii) solely in the case of the Fidelity Entities and the T. Rowe Entities, any Strategic Investment. Notwithstanding anything herein to the contrary, the Company shall cooperate reasonably to the extent permitted by applicable law to permit the ROFO Offerees to purchase their respective Pro Rata New Securities in any potential initial public offering of the Company’s securities, or, if required under Applicable Securities Laws, in a side-by-side private placement (subject to customary cutbacks and other limitations).

(f)           Notwithstanding any provision hereof to the contrary, in lieu of complying with the provisions of this Article 8.3, the Company may elect to give notice to each of the ROFO Offerees within thirty (30) days after the issuance of New Securities.  Such notice shall describe the type, price, and terms of the New Securities.  Each of the ROFO Offerees shall have twenty (20) days from the date notice is given to elect to purchase up to the number of New Securities that would, if purchased by such ROFO Offeree, maintain such ROFO Offerees percentage-ownership position or 150% of such percentage, as determined and calculated pursuant to Article 8.3(c), before giving effect to the issuance of such New Securities.  The closing of such sale shall occur within sixty (60) days of the date notice is given to the ROFO Offerees.

(g)          The covenants set forth in Article 8.3 shall terminate and be of no further force or effect (i) immediately before the consummation of the Qualified IPO or (ii) upon a Deemed Liquidation Event, whichever event occurs first.

8.4                              Right of First Refusal.

(a)         Subject to the terms of Article 8.7 below, the Company shall have a Right of First Refusal to purchase all or any portion of the Transfer Shares that each Key Holder may propose to transfer in a Proposed Key Holder Transfer, at the same price and on the same terms and conditions as those offered to the Prospective Transferee pursuant to this Article 8.4(a).

(b)         Each Key Holder proposing to make a Proposed Key Holder Transfer must deliver a Proposed Transfer Notice to the Company and each Initial Investor not later than forty-five (45) days prior to the consummation of such Proposed Key Holder Transfer.  Such Proposed Transfer Notice shall contain the material terms and conditions (including price and form of consideration) of the Proposed Key Holder Transfer, the identity of the Prospective Transferee and the intended date of the Proposed Key Holder Transfer.  To exercise its Right of First Refusal under this Article 8.4(b), the Company must deliver a Company Notice to the selling Key Holder within fifteen (15) days after the delivery of the Proposed Transfer Notice. In the event of a conflict between this this Article 8.4(b) and any other agreement that may have been entered into by a Key Holder with the Company that contains a preexisting right of first refusal, the terms of this this Article 8.4(b) shall control and the preexisting right of first refusal shall be deemed satisfied by compliance with Article 8.4(a) and this Article 8.4(b).

(c)          Subject to the terms of Article 8.7 below, the Initial Investors shall have a Secondary Refusal Right in respect of the Transfer Shares as provided in this Article 8.4(c).  If the Company does not intend to exercise its Right of First Refusal with respect to all

Transfer Shares subject to a Proposed Key Holder Transfer, the Company must deliver a Secondary Notice to the selling Key Holder and to each Initial Investor to that effect no later than fifteen (15) days after the selling Key Holder delivers the Proposed Transfer Notice to the Company.  To exercise its Secondary Refusal Right, an Initial Investor must deliver an Investor Notice to the selling Key Holder and the Company within ten (10) days after the Company’s deadline for its delivery of the Secondary Notice as provided in the preceding sentence.

(d)         If options to purchase have been exercised by the Company and/or the Initial Investors with respect to some but not all of the Transfer Shares by the end of the ten (10) day period specified in the last sentence of Article 8.4(c) (the “Investor Notice Period”), then the Company shall, immediately after the expiration of the Investor Notice Period, send written notice (the “Company Undersubscription Notice”) to those Initial Investors who fully exercised their Secondary Refusal Right within the Investor Notice Period (the “Exercising Investors”).  Each Exercising Investor shall, subject to the provisions of this Article 8.4(d), have an additional option to purchase all or any part of the balance of any such remaining unsubscribed Transfer Shares on the terms and conditions set forth in the Proposed Transfer Notice.  To exercise such option, an Exercising Investor must deliver an Undersubscription Notice to the selling Key Holder and the Company within ten (10) days after the expiration of the Investor Notice Period.  In the event two (2) or more such Exercising Investors choose to exercise such option for a total number of remaining Transfer Shares in excess of the number available, the remaining Transfer Shares available for purchase under this Article 8.4(d) shall be allocated to such Exercising Investors pro rata based on the number of Transfer Shares such Exercising Investors have elected to purchase pursuant to the Secondary Refusal Right (without giving effect to any Transfer Shares that any such Exercising Investor has elected to purchase pursuant to the Company Undersubscription Notice).  If the options to purchase the remaining Transfer Shares are exercised in full by the Exercising Investors, the Company shall immediately notify all of the Exercising Investors and the selling Key Holder of that fact.

(e)          Notwithstanding the foregoing, if the total number of Transfer Shares that the Company and the Initial Investors have agreed to purchase in the Company Notice, Investor Notices and Undersubscription Notices is less than the total number of Transfer Shares, then the Company and the Initial Investors shall be deemed to have forfeited any right to purchase such Transfer Shares, and the selling Key Holder shall be free to sell all, but not less than all, of the Transfer Shares to the Prospective Transferee on terms and conditions substantially similar to (and in no event more favourable than) the terms and conditions set forth in the Proposed Transfer Notice, it being understood and agreed that (i) any such sale or transfer shall be subject to the other terms and restrictions of this Article 8.4 and the ROFR Agreement, including the terms and restrictions set forth in Article 8.5, and Subsections 2.2 and 6.5(b) of the ROFR Agreement; (ii) any future Proposed Key Holder Transfer shall remain subject to the terms and conditions of Articles 8.4 through 8.6 and the ROFR Agreement, including Section 2 of the ROFR Agreement; and (iii) such sale shall be consummated within forty-five (45) days after receipt of the Proposed Transfer Notice by the Company and, if such sale is not consummated within such forty-five (45) day period, such sale shall again become subject to the Right of First Refusal and Secondary Refusal Right on the terms set forth herein.

(f)           If the consideration proposed to be paid for the Transfer Shares is in property, services or other non-cash consideration, the fair market value of the consideration shall be as determined in good faith by the board of Directors and as set forth in the Company Notice.  If the Company or any Initial Investor cannot for any reason pay for the Transfer Shares in the same form of non-cash consideration, the Company or such Initial Investor may pay the cash value equivalent thereof, as determined in good faith by the board of Directors and as set forth in the Company Notice.  The closing of the purchase of Transfer Shares by the Company and the Initial Investors shall take place, and all payments from the Company and the Initial Investors shall have been delivered to the selling Key Holder, by the later of (i) the date specified in the Proposed Transfer Notice as the intended date of the Proposed Key Holder Transfer; and (ii) forty-five (45) days after delivery of the Proposed Transfer Notice.

8.5                              Right of Co-Sale.

(a)         If any Transfer Shares subject to a Proposed Key Holder Transfer are not purchased pursuant to Article 8.4 above and thereafter are to be sold to a Prospective Transferee, each respective Initial Investor and Additional Investor may elect to exercise its Right of Co-Sale and participate on a pro rata basis in the Proposed Key Holder Transfer as set forth in Article 8.5(b) below and, subject to Article 8.5(d), otherwise on the same terms and conditions specified in the Proposed Transfer Notice. Each Initial Investor and Additional Investor who desires to exercise its Right of Co-Sale (each, a “Participating Investor”) must give the selling Key Holder written notice to that effect within fifteen (15) days after the deadline for delivery of the Secondary Notice described above, and upon giving such notice such Participating Investor shall be deemed to have effectively exercised the Right of Co-Sale.

(b)         Each Participating Investor may include in the Proposed Key Holder Transfer all or any part of such Participating Investor’s Capital Shares equal to the product obtained by multiplying (i) the aggregate number of Transfer Shares subject to the Proposed Key Holder Transfer by (ii) a fraction, the numerator of which is the number of Capital Shares owned by such Participating Investor immediately before consummation of the Proposed Key Holder Transfer and the denominator of which is the total number of Capital Shares owned, in the aggregate, by all Participating Investors immediately prior to the consummation of the Proposed Key Holder Transfer, plus the number of Transfer Shares held by the selling Key Holder. To the extent one (1) or more of the Participating Investors exercise such right of participation in accordance with the terms and conditions set forth herein, the number of Transfer Shares that the selling Key Holder may sell in the Proposed Key Holder Transfer shall be correspondingly reduced.

(c)          The Participating Investors and the selling Key Holder agree that the terms and conditions of any Proposed Key Holder Transfer in accordance with Article 8.5 will be memorialized in, and governed by, a written purchase and sale agreement with the Prospective Transferee (the “Purchase and Sale Agreement”) with customary terms and provisions for such a transaction, and the Participating Investors and the selling Key Holder further covenant and agree to enter into such Purchase and Sale Agreement as a condition precedent to any sale or other transfer in accordance with this Article 8.5.

(d)         Allocation of Consideration.

(i)                                     Subject to Article 8.5(d)(ii), the aggregate consideration payable to the Participating Investors and the selling Key Holder shall be allocated based on the number of Capital Shares sold to the Prospective Transferee by each Participating Investor and the selling Key Holder as provided in Article 8.5(b), provided that if a Participating Investor wishes to sell its Preferred Shares, the price set forth in the Proposed Transfer Notice shall be appropriately adjusted based on the then-effective conversion ratio of such Preferred Shares into Ordinary Shares.

(ii)                                  In the event that the Proposed Key Holder Transfer constitutes a Change of Control, the terms of the Purchase and Sale Agreement shall provide that the aggregate consideration from such transfer shall be allocated to the Participating Investors and the selling Key Holder in accordance with Articles 4.2(a) and (b) as if (A) such transfer were a Deemed Liquidation Event, and (B) the Capital Shares sold in accordance with the Purchase and Sale Agreement were the only Capital Shares outstanding.

(e)          Notwithstanding Article 8.5(c) above, if any Prospective Transferee or Transferees refuse(s) to purchase securities subject to the Right of Co-Sale from any Participating Investor(s) or upon the failure to negotiate in good faith a Purchase and Sale Agreement reasonably satisfactory to the Participating Investors, no Key Holder may sell any Transfer Shares to such Prospective Transferee or Transferees unless and until, simultaneously with such sale, such Key Holder purchases all securities subject to the Right of Co-Sale from such Participating Investor(s) on the same terms and conditions (including the proposed purchase price) as set forth in the Proposed Transfer Notice and as provided in Article 8.5(d)(i); provided, however, if such sale constitutes a Change of Control, the portion of the aggregate consideration paid by the selling Key Holder to such Participating Investor(s) shall be made in accordance with Article 8.5(d)(ii).  In connection with such purchase by the selling Key Holder, such Participating Investor(s) shall deliver to the selling Key Holder any share certificate or certificates, properly endorsed for transfer, representing the Capital Shares being purchased by the selling Key Holder (or request that the Company effect such transfer in the name of the selling Key Holder).  Any such shares transferred to the selling Key Holder will be transferred to the Prospective Transferee against payment therefor in consummation of the sale of the Transfer Shares pursuant to the terms and conditions specified in the Proposed Transfer Notice, and the selling Key Holder shall concurrently therewith remit or direct payment to each such Participating Investor the portion of the aggregate consideration to which each such Participating Investor is entitled by reason of its participation in such sale as provided in this Article 8.5(e).

(f)           If any Proposed Key Holder Transfer is not consummated within forty-five (45) days after receipt of the Proposed Transfer Notice by the Company, the Key Holders proposing the Proposed Key Holder Transfer may not sell any Transfer Shares unless they first comply in full with each provision of Articles 8.4 through 8.6.  The exercise or election not to exercise any right by any Initial Investor or Additional Investor hereunder shall not adversely affect its right to participate in any other sales of Transfer Shares subject to this Article 8.5.

8.6             Effect of Failure to Comply.

(a)         Any Proposed Key Holder Transfer not made in compliance with the requirements of this Article 8 and the ROFR Agreement shall be null and void ab initio, shall not be recorded on the books of the Company or its transfer agent and shall not be recognized by the Company.

(b)         If any Key Holder becomes obligated to sell any Transfer Shares to the Company or any Initial Investor under Articles 8.4 or 8.5 of the ROFR Agreement and fails to deliver such Transfer Shares in accordance with the terms of Articles 8.4 or 8.5 or the ROFR Agreement, the Company and/or such Initial Investor may, at its option, in addition to all other remedies it may have, send to such Key Holder the purchase price for such Transfer Shares as is herein specified and transfer to the name of the Company or such Initial Investor (or request that the Company effect such transfer in the name of an Initial Investor) on the Company’s books any certificates, instruments, or book entry representing the Transfer Shares to be sold.

(c)          If any Key Holder purports to sell any Transfer Shares in contravention of the Right of Co-Sale (a “Prohibited Transfer”), each Initial Investor or Additional Investor who desires to exercise its Right of Co-Sale under Article 8.5 may, in addition to such remedies as may be available by law, in equity or hereunder, require such Key Holder to purchase from such Initial Investor or Additional Investor the type and number of Capital Shares that such Initial Investor or Additional Investor would have been entitled to sell to the Prospective Transferee had the Prohibited Transfer been effected in compliance with the terms of Article 8.5.  The sale will be made on the same terms, including, without limitation, as provided in Article 8.5(d)(i) and Article 8.5(d)(ii), as applicable, and subject to the same conditions as would have applied had the Key Holder not made the Prohibited Transfer, except that the sale (including, without limitation, the delivery of the purchase price) must be made within ninety (90) days after the Initial Investor or Additional Investor learns of the Prohibited Transfer, as opposed to the timeframe proscribed in Article 8.5.  Such Key Holder shall also reimburse each Initial Investor and Additional Investor for any and all reasonable and documented out-of-pocket fees and expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Initial Investor or Additional Investor’s rights under Article 8.5.

8.7                              Exempt Transfers.

(a)         Notwithstanding the foregoing or anything to the contrary herein, the provisions of Articles 8.4 and 8.5 shall not apply (i) to a repurchase of Transfer Shares from a Key

Holder by the Company at a price no greater than that originally paid by such Key Holder for such Transfer Shares and pursuant to an agreement containing vesting and/or repurchase provisions approved by a majority of the board of Directors, (ii) to a pledge of Transfer Shares that creates a mere security interest in the pledged Transfer Shares; provided that the pledgee thereof agrees in writing in advance to be bound by and comply with all applicable provisions of Articles 8.4 through 8.6 and the ROFR Agreement to the same extent as if it were the Key Holder making such pledge, or (iii) upon a transfer of Transfer Shares by such Key Holder made for bona fide estate planning purposes, either during his or her lifetime or on death by will or intestacy to his or her spouse, child (natural or adopted), or any other direct lineal descendant of such Key Holder (or his or her spouse) (all of the foregoing collectively referred to as “family members”), or any other person approved by unanimous consent of the Board of Directors of the Company, or any custodian or trustee of any trust, partnership or limited liability company for the benefit of, or the ownership interests of which are owned wholly by such Key Holder or any such family members; provided that in each case of clause(s) (i), (ii), or (iii), the Key Holder shall deliver prior written notice to the Initial Investors and Additional Investors of such pledge, gift or transfer and such Transfer Shares shall at all times remain subject to the terms and restrictions set forth in Articles 8.4 through 8.6 and the ROFR Agreement and such transferee shall, as a condition to such issuance, deliver a counterpart signature page to the ROFR Agreement as confirmation that such transferee shall be bound by all the terms and conditions of the ROFR Agreement as a Key Holder (but only with respect to the securities so transferred to the transferee), including the obligations of a Key Holder with respect to Proposed Key Holder Transfers of such Transfer Shares pursuant to Articles 8.4 through 8.6 and the ROFR Agreement; and provided further in the case of any transfer pursuant to clause (iii) above, that such transfer is made pursuant to a transaction in which there is no consideration actually paid for such transfer.

(b)         Notwithstanding the foregoing or anything to the contrary herein, the provisions of Articles 8.4 through 8.6 shall not apply to the sale of any Transfer Shares (i) to the public in an offering pursuant to an effective registration statement or its equivalent under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or other Applicable Securities Law; or (ii) pursuant to a Deemed Liquidation Event.

(c)          Notwithstanding the foregoing, no Key Holder shall transfer any Transfer Shares to (i) any entity that, in the determination of the board of Directors, directly or indirectly competes with the Company; or (ii) any customer, distributor or supplier of the Company, if the board of Directors should determine that such transfer would result in such customer, distributor or supplier receiving information that would place the Company at a competitive disadvantage with respect to such customer, distributor or supplier.

8.8            Notwithstanding the foregoing, Merck shall have the right of first offer as contemplated under the Securityholders’ Agreement. For the avoidance of doubt, such right shall expire on February 2, 2016 at the latest.

9                                           Redemption and Repurchase of Shares

9.1                              Subject to the provisions of the Law, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares shall be effected in accordance with these Articles or in such manner as the Company may, by Special Resolution, determine before the issue of the Shares.

9.2                              Subject to the provisions of the Law and compliance with Articles 8.4 through 8.6 and the ROFR Agreement, the Company may purchase its own Shares (including any redeemable Shares), provided that the Directors shall have approved the manner of purchase.

9.3                              The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Law, including out of capital.

9.4                              Notwithstanding the foregoing Articles, the Company may purchase its own Shares

(including any redeemable Shares) in accordance with the terms of any subscription agreement (“Subscription Agreement”) received by the Company from a subscriber for Shares, provided that the purchase price for the Shares will not in any event be greater than the fair market value of the Shares determined in accordance with the terms of the relevant Subscription Agreement.

10                                   Variation of Rights of Shares

10.1                        Subject to the Law and these Articles, all or any of the rights attached to any class of Shares in issue (unless otherwise determined by the terms of issue of those Shares) may (whether or not the Company is being wound up) be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors to have no or only an immaterial adverse effect on such rights attached to any class of Shares in issue; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than (i) with respect to the Series A Preferred Shares, 78.91% of the issued Series A Preferred Shares, (ii) with respect to the Series A-2 Preferred Shares, 83.05% of the issued Series A-2 Preferred Shares or (iii) with respect to any other class of Shares, two thirds of the issued Shares of that class, or with the sanction of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may have only an immaterial adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of these Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll. For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares. The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

10.2                        The rights conferred upon the holders of the Shares of any class shall not be deemed to be varied by the creation or issue of Preferred Shares.

11                                   Commission on Sale of Shares

11.1                       The Company may, in so far as the Law permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

12                                    Non Recognition of Trusts

12.1                       The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by these Articles or the Law) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

13                                  Call on Shares

13.1                       Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

13.2                       A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

13.3                       The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

13.4                       If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

13.5                       An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of these Articles shall apply as if that amount had become due and payable by virtue of a call.

13.6                       The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

13.7                       The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

13.8                       No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

14                                  Forfeiture of Shares

14.1                       If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

14.2                       If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

14.3                       A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

14.4                       A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

14.5                       A certificate in writing under the hand of one Director or officer of the Company that a

Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

14.6                       The provisions of these Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

15                                 Transmission of Shares

15.1                       If a Member dies the survivor or survivors (where he was a joint holder) or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

15.2                       Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

15.3                       A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to these Articles) the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

16                                  Amendments of Memorandum and Articles of Association and Alteration of      Capital

16.1                         Subject to compliance with Articles 3.2, 3.3, 4.4 and 29.10, the Company may by Ordinary Resolution:

(a)                                increase its share capital by such sum as the Ordinary Resolution shall prescribe, upon the approval of the board of Directors, and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)                                consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)                                 convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)                                 by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)                                  cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

16.2                        All new Shares created in accordance with the provisions of the preceding Article shall be   subject to the same provisions of these Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

16.3                       Subject to the provisions of the Law, compliance with Articles 3.2, 3.3, 4.4 and 29.10, and the provisions of these Articles as regards the matters to be dealt with by Ordinary Resolution, the Company may by Special Resolution:

(a)                                 change its name;

(b)                                 alter or add to these Articles;

(c)                                 alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)                                 reduce its share capital or any capital redemption reserve fund.

17                                  Offices and Places of Business

Subject to the provisions of the Law, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

18                                  General Meetings

18.1                       All general meetings other than annual general meetings shall be called extraordinary general meetings.

18.2                       The Company may, but shall not (unless required by the Law) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the Registered Office on the second Wednesday in December of each year at ten o’clock in the morning. At these meetings the report of the Directors (if any) shall be presented.

18.3                       The Directors may call general meetings, and they shall on a Members’ requisition forthwith proceed to convene an extraordinary general meeting of the Company.

18.4                       A Members’ requisition is a requisition of Members holding at the date of deposit of the requisition not less than ten per cent, in par value of the issued Shares which as at that date carry the right to vote at general meetings of the Company.

18.5                       The Members’ requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

18.6                       If there are no Directors as at the date of the deposit of the Members’ requisition or if the Directors do not within twenty-one days from the date of the deposit of the Members’ requisition duly proceed to convene a general meeting to be held within a further twenty-

one days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of the requisitionists, may themselves convene a general meeting, but any meeting so convened shall be held no later than the day which falls three months after the expiration of the said twenty-one day period.

18.7                       A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

19                                  Notice of General Meetings

19.1                       At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of these Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)                                 in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)                                 in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety per cent (90%), in par value of the Shares giving that right.

19.2                       The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

20                                  Proceedings at General Meetings

20.1                       No business shall be transacted at any general meeting unless a quorum is present. The presence of the holders of at least fifty-one percent (51%) of the votes represented by all the Ordinary Shares then entitled to vote at such general meeting of Members (calculated on an as-converted basis) shall be required in order to constitute a quorum.

20.2                       A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

20.3                       A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of the Members having the requisite votes to pass such resolution for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

20.4                       If a quorum is not present within half an hour from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be present, the meeting, if convened upon a Members’ requisition, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

20.5                       The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

20.6                       If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of them to be chairman of the meeting.

20.7                       The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

20.8                       When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

20.9                       A resolution put to the vote of the meeting shall be decided on a poll.

20.10                Except on a poll on the election of a chairman or on a question of adjournment, a poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

20.11                A poll on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll is contingent thereon may proceed pending the taking of the poll.

20.12                In the case of an equality of votes, the chairman shall be entitled to a second or casting vote.

21                                  Votes of Members

21.1                       Except as otherwise required by Law or as set forth in these Articles, (a) the holder of any Ordinary Shares issued and outstanding shall have one vote for each Ordinary Share held by such holder, (b) the holder of each Preferred Share shall vote along with the holders of Ordinary Shares on all matters of the Company and shall be entitled to the number of votes equal to the number of Ordinary Shares into which such Preferred Share could be converted at the record date for determination of the Members entitled to vote on such matters (which record date shall not be earlier than five clear days prior to the date such vote is taken or any written consent of Members is solicited), or, if no such record date is established, at the date such vote is taken or any written consent of Members is solicited, such votes to be counted together with all other Shares of the Company having general voting power and as a class except as (a) provided under Article 3 or (b) as required by Law, and (c) all holders of Preferred Shares shall vote together as a single class.

21.2                       In the case of joint holders, the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

21.3                       A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

21.4                       No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

21.5                       No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

21.6                       Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

21.7                       On a poll, a Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

22                                  Proxies

22.1                       The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non-natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

22.2                       The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

22.3                       The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

22.4                       The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

22.5                       Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

23                                  Corporate Members

Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

24                                  Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

25                                  Directors

25.1                       The size of the board of Directors shall be set at not more than eleven (11) directors (exclusive of alternate Directors).

25.2                       Subject to compliance with Articles 3.2 and 3.3, the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors.

26                                  Powers of Directors

26.1                       Subject to the provisions of the Law, the Memorandum and these Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

26.2                       All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

26.3                       The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

26.4                       The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

27                                  Appointment and Removal of Directors

27.1                       The Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director in accordance with the terms of this Article 27. The board of Directors shall consist of:

(a)                               Two individuals mutually agreed on and designated by John V. Oyler and Xiaodong Wang (the “Founders”), one of which shall initially be Donald Glazer and the other of which’s seat shall initially be vacant, for so long as the Founders continue to hold at least 13.71% of the total Capital Shares of the Company.

(b)                               Two individuals designated by John V. Oyler, one of which shall initially be John V. Oyler and the other of which’s seat shall initially be vacant, for so long as John V. Oyler continues to hold at least 11.34% of the total Capital Shares of the Company.

(c)                                Two individuals designated by one of the funds advised by the Lead Investors, which individuals shall initially be Ranjeev Krishana and Michael Goller, for so long as the Lead Investors and their Affiliates continue to hold at least 11.37% of the total Capital Shares of the Company.

(d)                               One individual designated by Hillhouse and acceptable to the Founders and Lead

Investors, which individual shall initially be Qingqing Yi, for so long as Hillhouse and its Affiliates continue to hold at least 4.33% of the total Capital Shares of the Company.

(e)                                One individual designated by CITIC PE and acceptable to the Founders and Lead Investors, which individual shall initially be Ke Tang, for so long as CITIC PE and its Affiliates continue to hold at least 2.77% of the total Capital Shares of the Company.

(f)                                 One individual designated by Merck, which individual shall initially be Ji Li, for so long as Merck and its Affiliates continue to hold at least 50% (or 9,259,260 shares) of Series A Preferred Shares they hold as of April 20, 2015 or Ordinary Shares issued upon conversion of such Series A Preferred Shares of the Company.

(g)                                One individual not otherwise an Affiliate (as defined below) of the Company or of any Investor who is an industry leader or a Chinese investor and is designated by the Founders and acceptable to the Lead Investors, for so long as the Founders continue to hold at least 13.71% of the total Capital Shares of the Company.

(h)                               One individual not otherwise an Affiliate of the Company or of any Investor who has significant relevant pharmaceutical/biotechnology experience and is designated by the Lead Investors, for so long as the Lead Investors and their Affiliates continue to hold at least 11.37% of the total Capital Shares of the Company.

27.2                        To the extent the requirements of designation in any of Articles 27.1(a) through (h) above cease to be satisfied, the member of the board of Directors who would otherwise have been designated in accordance with the terms of that clause shall instead be elected by all the Members entitled to vote in the election of directors in accordance with these Articles.

27.3                        In the absence of any designation from the persons or groups with the right to designate a Director as specified above, the Director previously designated by them and then serving shall be reelected if still eligible to serve as provided herein.

27.4                       Subject to and in compliance with the terms of this Article 27, the Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director, provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with these Articles as the maximum number of Directors.

27.5                        Notwithstanding the appointment of the Investor Directors, subject to all applicable laws including Applicable Securities Laws, the Initial Investors, and their respective Affiliates (including investment funds, persons or accounts under their respective management) (“Connected Persons”), shall forever be entitled to, directly or indirectly:

(a)                                 acquire, dispose of, transfer, enter into any derivative or similar transaction, or otherwise enter into a contract in respect of the Capital Shares and other securities of the Company or any other company or Person (including, without limitation, shares and other securities of a publicly listed company and/or of a company that competes, directly or indirectly, with the Company);

(b)                                 enter into any agreement, arrangement or understanding with, or otherwise acquire, hold or dispose of shares or securities in, any business which is of the same or similar type to all, or any part of, the business carried on by the Company or any of its Subsidiaries from time to time; and/or

(c)                                  refer a business or investment or other corporate opportunity of any nature or potential transaction (the “Corporate Opportunity”) to any Person or entity whatsoever (whether or not having any affiliation to the Company), including, without limitation, to a Connected Person and/or to participate directly or indirectly in any such Corporate Opportunity, except for a Corporate Opportunity that is expressly directed or offered to an Investor Director in his capacity as a director of the Company (the “Company Opportunity”).  Provided that a Company Opportunity is referred to the Company on a first refusal basis by an Investor Director, the Company acknowledges and agrees that such Investor Director shall have acted in good faith and in a manner such person reasonably believes to be in or not opposed to the best interests of the Company, and such Investor Director shall not be in breach of any fiduciary duty or duty of confidentiality for referring a Company Opportunity to any Person (including, without limitation, to any of the Initial Investors, or any of their respective Connected Persons).  Any Company Opportunity not pursued by the Company may be referred to any other Person or entity (including, without limitation, to any of the Initial Investors, or any of their respective Connected Persons) by such Investor Director, and the Company renounces and waives any interest or expectancy in such Company Opportunity.

27.6                       The rights set forth in Articles 27.1-27.3 and 27.5 shall terminate upon the termination of the Voting Agreement.

27.7                       Observer Rights.

(a)                               As long as Merck is entitled to designate a director pursuant to Article 27.1(f), Merck shall have the right to designate one individual (the “Merck Observer”) to receive notice of and to attend all meetings of the board of Directors of the Company and all other Group Companies, provided that any such Merck Observer may be excluded from any portion or all of any meeting of the board if, in the reasonable judgment of the Company’s outside counsel, such attendance could adversely affect attorney-client privilege or interfere with the fiduciary duties of the board.

(b)                               As long as the Lead Investors collectively own at least 5.69% of the Capital Shares then outstanding, the Company shall invite a representative of the Lead Investors to attend all meetings of its and any of its Key Subsidiaries’ board of directors in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that (i) such representative shall agree to hold in confidence and trust all information so provided in accordance with Subsection 3.7 of the Investors’ Rights Agreement as if such representative were a “Holder”; and (ii) the Company reserves the right to withhold any information or to exclude such representative from any meeting or portion thereof if (x) access to such information or attendance at such meeting would (i) as advised by the counsel of the Company in writing, result in the loss of the attorney-client privilege between the Company or any of its Key Subsidiaries and its counsel; provided that the Company or such Key Subsidiary, as applicable, shall use commercially reasonable efforts, including by entering into a joint defense agreement, common interest agreement or other arrangement to enhance the ability of the parties to protect their communications and other reviewed materials under the attorney client privilege, to permit the disclosure of such information without significant risk of losing such privilege, or (ii) result in disclosure of trade secrets or a conflict of interest, or (y) if the representative of the Lead Investors is a Competitor. The information provided to the Lead Investors pursuant to this Article 27.7(b) shall not be required to be translated from its native language unless the Lead Investors so request and agree to bear all out-of-pocket costs for such translation.

(c)                                At the reasonable request of the Key Holders, the Company shall invite a representative of the Key Holders to attend all meetings of its and any of its Key Subsidiaries’ board of directors in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that (i) such representative shall agree to hold in confidence and trust all information so provided in accordance with Subsection 3.7 of the Investors’ Rights Agreement as if such representative were a “Holder”; and (ii) that the Company reserves the right to withhold any information or to exclude such representative from any meeting or portion thereof if (x) access to such information or attendance at such meeting would (i) as advised by the counsel of the Company in writing, result in the loss of the attorney-client privilege between the Company or any of its Key Subsidiaries and its counsel; provided that the Company or such Key Subsidiary, as applicable, shall use commercially reasonable efforts, including by entering into a joint defense agreement, common interest agreement or other arrangement to enhance the ability of the parties to protect their communications and other reviewed materials under the attorney client privilege, to permit the disclosure of such information without significant risk of losing such privilege, or (ii) result in disclosure of trade secrets or a conflict of interest, or (y) if the representative of the Key Holders or their representative is a Competitor. The information provided to the Key Holders pursuant to this Article 27.7(c) shall not be required to be translated from its native language unless a Key Holders so requests and agrees to bear all out-of-pocket costs for such translation.

(d)                                 The covenants set forth in Articles 27.7(a) through (c) shall terminate and be of no further force or effect (i) immediately before the consummation of the Qualified IPO, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or other Applicable Securities Laws, or (iii) upon a Deemed Liquidation Event, whichever event occurs first.

28                                  Vacation of Office of Director

28.1                        The office of a Director shall be vacated if:

(a)                               the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)                                the Director absents himself (for the avoidance of doubt, without being represented by proxy or an alternate Director appointed by him) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)                                 the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)                                the Director is found to be or becomes of unsound mind; or

(e)                                 upon the request of any person entitled to designate a Director as provided in Article 27 to remove such director.

28.2                        No Director elected pursuant to Article 27 may be removed from office other than for cause unless (i) such removal is directed by the person entitled under Article 27 to designate that Director; or (ii) the person(s) originally entitled to designate such Director pursuant to Article 27 is no longer so entitled to designate such Director.

28.3                        Any vacancies created by the resignation, removal or death of a Director elected pursuant to Article 27 shall be filled pursuant to the provisions of this Article 28.

29                                  Proceedings of Directors

29.1                       The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be a simple majority of the Directors then in office. A person who holds office as an alternate Director shall, if his appointor is not present, be counted in the quorum. A Director who also acts as an alternate Director shall, if his appointor is not present, count twice towards the quorum.

29.2                       Subject to the provisions of these Articles, the Directors may regulate their proceedings as they think fit; provided that the board of Directors meets at least quarterly in accordance with an agreed-upon schedule to review, among other things, the Company’s performance of the previous fiscal quarter and to decide on matters customarily requiring board approval. Subject to the provisions of these Articles, questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall not have a second or casting vote. A Director who is also an alternate Director shall be entitled in the absence of his appointor to a separate vote on behalf of his appointor in addition to his own vote.

29.3                       In each year, two (2) in-person meetings of the board of Directors will be held in the Cayman Islands and two (2) in-person meetings will be held in Hong Kong, and any other in-person meetings of the board of Directors will be held either in the Cayman Islands or Hong Kong, or in another location outside of the United States and The People’s Republic of China. All meetings of the board of Directors shall be accessible and attendable via teleconference or videoconference, and a person may participate in a meeting of the Directors or committee of Directors by teleconference or videoconference or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

29.4                       A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution (an alternate Director being entitled to sign such a resolution on behalf of his appointor and if such alternate Director is also a Director, being entitled to sign such resolution both on behalf of his appointer and in his capacity as a Director) shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

29.5                       A Director or alternate Director may, or other officer of the Company on the direction of a Director or alternate Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director and alternate Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors (or their alternates) either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of these Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

29.6                       The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

29.7                       The Directors may elect a chairman of their board and determine the period for which he is to hold office, but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

29.8                       All acts done by any meeting of the Directors or of a committee of the Directors (including any person acting as an alternate Director) shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director or alternate Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director or alternate Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

29.9                       A Director but not an alternate Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

29.10                Notwithstanding anything in these Articles to the contrary, (a) so long as the Lead Investors are entitled to designate a Director pursuant to Article 27, the Company shall not, and shall procure each of the Key Subsidiaries not to, approve any matter listed in the Schedule B to these Articles without the affirmative vote of both of the Directors designated by the Lead Investors (each a “BBI Director Approval Matter”) and (b) the Company shall not, and shall procure each of the Key Subsidiaries not to, approve any matter listed in the Schedule C to these Articles without the affirmative vote of a majority of the Directors (each a “Board Approval Matter”).

30                                  Presumption of Assent

A Director or alternate Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director or alternate Director who voted in favour of such action.

31                                  Directors’ Interests

31.1                       A Director or alternate Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

31.2                       A Director or alternate Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.

31.3                       A Director or alternate Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

31.4                       No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director or alternate Director holding office or of the fiduciary relationship thereby established. A Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

31.5                       A general notice that a Director or alternate Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

32                                  Minutes

The Directors shall cause minutes to be made in books kept for the purpose of all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors or alternate Directors present at each meeting.

33                                  Delegation of Directors’ Powers

33.1                       The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors. They may also delegate to any managing director or any Director holding any other executive office such of their powers, authorities and discretions as they consider desirable to be exercised by him provided that an alternate Director may not act as managing director and the appointment of a managing director shall be revoked forthwith if he ceases to be a Director. Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by these Articles regulating the proceedings of Directors, so far as they are capable of applying.

33.2                       The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by these Articles regulating the proceedings of Directors, so far as they are capable of applying.

33.3                       At least one Lead Investor-nominated Director shall serve on key committees of the board of Directors, including the compensation committee, which Director shall not be removed from the relevant committee (other than for cause) unless such removal is directed by the Lead Investors.

33.4                       The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

33.5                       The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

33.6                       The Directors may appoint such officers of the Company (including, for the avoidance of doubt and without limitation, any secretary) as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an officer of the Company may be removed by resolution of the Directors or Members. An officer of the Company may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

33.7                       Any delegation pursuant to this Article 33 shall be subject to, and nothing contained in this Article 33 shall be deemed to affect the rights provided in, Articles 3.2 and 29.10.

34                                   Alternate Directors

34.1                       Any Director (but not an alternate Director) may by writing appoint any other Director, or any other person willing to act, to be an alternate Director and by writing may remove from office an alternate Director so appointed by him.

34.2                       An alternate Director shall be entitled to receive notice of all meetings of Directors and of all meetings of committees of Directors of which his appointor is a member, to attend and vote at every such meeting at which the Director appointing him is not personally present, to sign any written resolution of the Directors, and generally to perform all the functions of his appointor as a Director in his absence.

34.3                       An alternate Director shall cease to be an alternate Director if his appointor ceases to be a Director.

34.4                       Any appointment or removal of an alternate Director shall be by notice to the Company signed by the Director making or revoking the appointment or in any other manner approved by the Directors.

34.5                       Subject to the provisions of these Articles, an alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for his own acts and defaults and shall not be deemed to be the agent of the Director appointing him.

35                                    No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

36                                    Remuneration of Directors

36.1                       The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine. The Directors shall also be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

36.2                       The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

37                                   Seal

37.1                       The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some officer of the Company or other person appointed by the Directors for the purpose.

37.2                       The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

37.3                       A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

38                                    Dividends, Distributions and Reserve

38.1                       Subject to the Law, and compliance with Articles 3.2, 3.3, 4.1 and 29.10 and the remainder of these Articles, and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by the Law.

38.2                       Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly. The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

38.3                       The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

38.4                       Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

38.5                       The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

38.6                       Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

38.7                       No Dividend or other distribution shall bear interest against the Company.

38.8                       Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

39                                    Capitalisation

The Directors may at any time capitalise any sum outstanding to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

40                                     Books of Account and Information Rights

40.1                       The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

40.2                       The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Law or authorised by the Directors or by the Company in general meeting; provided that, the Company shall permit each Major Investor (provided that the board of Directors has not reasonably determined that such Major Investor is a Competitor), at such Major Investor’s expense, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by the Major Investor; provided, however, that the Company shall not be obligated pursuant to this Article 40.2 to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or the disclosure of which would, as advised by the counsel of the Company in writing, adversely affect the attorney-client privilege regarding such information.

40.3                       The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

40.4                       Delivery of Financial Statements and Board Materials. The Company shall deliver to each Major Investor and each Advisory Investor; provided that the board of Directors has not reasonably determined that such Major Investor or Advisory Investor is a Competitor:

(a)                               as soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company (i) a consolidated balance sheet for the Company and each of its subsidiaries as of the end of such year, (ii) consolidated statements of income and cash flows for the Company and each of its subsidiaries for such year, and (iii) a statement of Members’ equity for the Company and each of its subsidiaries as of the end of such year, in each case (x)

setting forth in comparative form the corresponding figures for the previous fiscal year and the corresponding figures from the Budget (as defined below) for the fiscal year covered by such financial statements, in reasonable detail, (y) prepared in accordance with generally accepted accounting principles in the United States (GAAP), and (z) audited and certified by one of KPMG LLP, Ernst & Young LLP, PricewaterhouseCoopers LLP and Deloitte & Touche LLP selected by the Company, whose audit report shall be unqualified as to scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Company and its subsidiaries as of the dates indicated and the results of their operations and their cash flows for the periods indicated in accordance with GAAP applied on a basis consistent with prior years;

(b)                               as soon as practicable, but in any event within sixty (60) days after the end of each of the first three (3) quarters of the Company, unaudited consolidated statements of income and cash flows for such fiscal quarter (and in the case of the second quarter, also including the year-to-date statements), as applicable, and an unaudited consolidated balance sheet and an unaudited consolidated statement of Members’ equity as of the end of such fiscal quarter, as applicable, in each case (x) setting forth in comparative form the corresponding figures for the corresponding periods of the previous fiscal year and the corresponding figures from the Budget (as defined below) for the current fiscal year, all in reasonable detail; and (y) prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments; and (ii) not contain all notes thereto that may be required in accordance with GAAP);

(c)                                as soon as practicable, but in any event forty-five (45) days before the end of each fiscal year, a budget and a business plan for the next fiscal year (collectively, the “Budget”) for approval by the holders of Preferred Shares pursuant to Article 3.2, prepared and signed by the chief financial officer of the Company, including balance sheets, income statements, and statements of cash flow (including capital expenditures) for each month and, promptly after prepared, any other budgets or revised budgets prepared by the Company;

(d)                               as soon as practicable, but in any event within thirty (30) days after the end of each month a statement showing the number of shares of each class and series of Capital Shares and securities convertible into or exercisable or exchangeable for Ordinary Shares outstanding at the end of the period, the Ordinary Shares issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Ordinary Shares and the exchange ratio or exercise price applicable thereto, and the number of shares of issued stock options and stock options not yet issued but reserved for issuance, if any;

(e)                                all notices, minutes, consents, and other materials that are provided to the directors in connection with meetings of the board of Directors at the same time and in the same manner as provided to such directors; and

(f)                                 with respect to the financial statements called for in Article 40.4(a) and 40.4(b), an instrument executed by the chief financial officer and chief executive officer of the Company certifying that such financial statements were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (except as otherwise set forth in 40.4(b)) and fairly present the financial condition of the Company and its results of operation for the periods specified therein.

40.5                       Delivery of Other Information. The Company shall deliver to each of the Initial Investors that is a Major Investor; provided that the board of Directors has not reasonably determined that such Initial Investor that is a Major Investor is a Competitor, all other information of the Company that the Company discloses to its directors or other Members; provided, however, that the Company shall not be obligated under this Article 40.5 to provide information if the disclosure of such information would, as advised by the counsel of the Company in writing, result in the loss of the attorney-client privilege regarding such information; provided further that the Company shall use commercially reasonable efforts, including by entering into a joint defense agreement, common interest agreement or other arrangement to enhance the ability of the parties to protect their communications and other reviewed materials under the attorney client privilege, to permit the disclosure of such information without significant risk of losing such privilege. Any non-financial information provided pursuant to this Article 40.5 shall not be required to be translated from its native language unless such Major Investor so requests and agrees to bear all out-of-pocket costs for such translation.

40.6                       Additional Provisions Regarding Information Rights.

(a)                               If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.

(b)                               Notwithstanding anything else in Articles 40.4 and 40.5 to the contrary, the Company may cease providing the information set forth in this Article 40.4 during the period starting with the date forty-five (45) days before the Company’s good-faith estimate of the date of filing of a registration statement on Form F-1, Form S-1, Form F-3 or Form S-3 if it reasonably concludes it must do so to comply with the Commission rules or other Applicable Securities Laws applicable to such Registration Statement and related offering; provided that the Company’s covenants under Article 40.4 or 40.5 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such Registration Statement to become effective.

(c)                                Notwithstanding anything else Articles 40.4 and 40.5 to the contrary, the Lead Investors and the Advisory Investors shall be entitled to the rights set forth in Articles 40.4 and 40.5 for so long as they hold any Capital Shares.

40.7                        The covenants set forth in Articles 40.4 through 40.6 shall terminate and be of no further force or effect (i) immediately before the consummation of the Qualified IPO, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act or other Applicable Securities Laws, or (iii) upon a Deemed Liquidation Event, whichever event occurs first.

41                                     Audit

41.1                       The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

41.2                       Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

41.3                       Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

42                                    Notices

42.1                       Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Any notice, if posted from one country to another, is to be sent by airmail.

42.2                       Where a notice is sent by courier, service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier. Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted. Where a notice is sent by cable, telex or fax, service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted. Where a notice is given by e-mail service shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient.

42.3                       A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under these Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

42.4                       Notice of every general meeting shall be given in any manner authorised by these Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

43                                   Winding Up

43.1                       Subject to the Law, these Articles and the rights of the Preferred Shares set forth herein, if the Company shall be wound up the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)                                if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)                                if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

43.2                       If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the sanction of a Special Resolution of the Company and any other sanction required by the Law, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

44                                   Indemnity and Insurance

44.1                       To the fullest extent permitted by law, every Director and officer of the Company (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former officer of the Company (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

44.2                       To the fullest extent permitted by law, the Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

44.3                       The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or other officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

45                                   Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

46                                   Transfer by Way of Continuation

If the Company is exempted as defined in the Law, it shall, subject to the provisions of the Law and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

Schedule A

Separate Approval Matters

(a)                     The Budget of the Company or any of its subsidiaries; provided, however, until the approval of the Budget with respect to any fiscal year, (x) the Budget attached to the Investors’ Rights Agreement or (y) the latest Budget with respect to any preceding fiscal year that has been duly approved pursuant to Article 3.1, whichever is most recent, shall continue to be in full force and effect with respect to that fiscal year.

(b)                     Any amendment to the Memorandum or these Articles to the extent such amendments adversely affect the rights of the Preferred Shares; provided, that, for purposes of clarity, the creation of new or additional Capital Shares (including those having rights, preferences or privileges different from or senior to any outstanding Capital Shares) offered and sold in connection with a bona fide financing transaction (other than the purchase of Series A-2 Preferred Shares by new Investors pursuant to the Share Purchase Agreement) shall not in and of itself be deemed to adversely affect the rights of the Preferred Shares.

(c)                      Any dissolution, bankruptcy, liquidation or reorganization.

Schedule B

BBI Director Approval Matters

(a)                     any merger, scheme of arrangement, subdivision, joint venture establishment or consolidation, other than licensing of assets in the ordinary course of business;

(b)                     any acquisition, grant of any license to or receipt of any license from any other Person, or any sale of assets (including any intellectual property rights) with a value exceeding, individually or in the aggregate with any other acquisition or sale of assets, US$10,000,000;

(c)                      an initial public offering of the Company (or a subsidiary or holding company of the Company) which is not a Qualified IPO;

(d)                     any grant, issuance, reclassification, sale, repurchase and/or redemption of any equity security or any rights, options or warrants exercisable, convertible or exchangeable for or into equity securities, in each case, of any of the Company’s subsidiaries, or any instrument giving the holder the right to an equity participation of any of the Company’s subsidiaries, other than a grant or issuance of any such security to the Company or any of its wholly owned subsidiaries;

(e)                      any incurrence, issuance, reclassification, sale, repurchase and/or redemption of any debt at value exceeding, individually or in the aggregate with any other issued, reclassified, sold, repurchased and/or redeemed debt, US$20,000,000 and not contemplated by the then-current Budget;

(f)           changes in the size of the board of directors of the Company or any Key Subsidiary to the extent such changes could adversely affect the rights of the Preferred Shares; provided, that the vote of the BBI Directors shall not be required in the event the size of the applicable board of directors is increased in order to offer a seat on such board to an investor in the Company investing at least US$10,000,000 (other than in connection with the purchase of Series A-2 Preferred Shares by new Investors pursuant to the Share Purchase Agreement);

(g)                      any capital expenditures in an amount exceeding, individually or in the aggregate with any other incurred debt and major capital expenditures, US$20,000,000 and not contemplated by the then-current Budget;

(h)                     transactions with its Affiliates, or any Key Holder or its Affiliates, with a value exceeding, individually or in the aggregate with any other affiliate transactions, US$5,000,000;

(i)                         change in principal business activities;

(j)                        declaration and payments of dividends; and

(k)                     any establishment of subsidiaries or affiliates or entering into any joint ventures or partnerships.

Schedule C

Board Approval Matters

(a)                     any issuance, reclassification, sale, repurchase and/or redemption of any equity securities;

(b)                     adoption of, or material amendment to, any share option, share purchase or other share ownership plan;

(c)                      settlement of any litigation with a settlement value exceeding, individually or in the aggregate with any other settlements, US$5,000,000;

(d)                     appointment or removal, or any material increase in the compensation, of executive management, including the chief executive officer, chief financial officer and chief operating officer; and

(e)                      change or appointment of the Company’s accountants.